Consulting Agreement

    THIS CONSULTING AGREEMENT (the “Agreement”) is entered into on this 1st day of October, 2020 by and between 3D Systems Corporation, hereinafter referred to as “3D Systems”, and Mr. Reji Puthenveetil hereinafter referred to as “Mr. Puthenveetil” or “Consultant”. The Agreement shall become effective as described in paragraph 1 below.

    WHEREAS, 3D Systems hereby engages Consultant as an independent contractor to render specific services to 3D Systems as directed by the President and Chief Executive Officer of 3D Systems (the “Services”), subject to the terms and conditions described below.

    NOW, THEREFORE, the parties intending to be legally bound have entered into the following Agreement:

    1.    As of the date of this Agreement, Mr. Puthenveetil is employed by 3D Systems as Executive Vice President, Industrial Solutions. This Agreement shall only commence in the event that Mr. Puthenveetil’s employment with 3D Systems terminates, other than with cause, and as more fully described in Section 2 of Mr. Puthenveetil’s Employment Agreement with 3D Systems dated October 1, 2020 (the “Employment Agreement”), on a date prior to March 31, 2024. In such event, the commencement date of this Agreement shall be the Termination Date of his employment, as defined in the Employment Agreement (the “Commencement Date”).

2.    Consultant will perform Services at such place(s) for 3D Systems, at the direction of the President and Chief Executive Officer to which the parties have mutually agreed.

3.    Consultant represents that he possesses the requisite expertise and technical ability to perform the Services.

    4.    Consultant will devote such time as is reasonably necessary to complete the Services on such timelines as mutually agreed-upon between the parties.

5.    Compensation: 3D Systems shall pay Consultant a consulting fee equal to One Hundred Ninety Two Dollars ($192.00) per hour for the performance of the Services. Consultant shall present to 3D Systems invoices for Services rendered; 3D Systems shall pay all invoices within fifteen (15) days after the later of receipt of invoice and approval of the Services by 3D Systems, provided that other conditions to payment set forth in this Agreement are met. No payments will be made for services rendered by Consultant other than the Services unless such services are approved in writing by 3D Systems as amendments to this Agreement. The compensation terms from this Consulting Agreement are separate and distinct from the Employment Agreement.

6.     3D Systems will pay for pre-approved travel costs and related expenses incurred on behalf of 3D Systems by Consultant so long as such travel costs are incurred pursuant to 3D Systems’ Travel Policy.

7.    Consultant is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by 3D Systems to Consultant for Services under this agreement. On request, Consultant will provide 3D Systems with proof of timely payment. Consultant agrees to indemnify 3D Systems for any claims, costs, losses, fees, penalties, interest, or damages suffered by 3D Systems resulting from Consultant’s failure to comply with this provision.

8.    The Consultant agrees to perform the Services hereunder solely as an independent contractor. The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship of employer and employee between the parties.

    Further, the Consultant shall not be entitled to participate in any of 3D Systems benefits, including without limitations any health or retirement plans. The Consultant shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement; however, this section does not include or apply to the compensation and benefits that the Consultant is entitled to receive from 3D Systems under the Employment Agreement.

    3D Systems shall not be liable for taxes, Worker’s Compensation, unemployment insurance, employers’ liability, employer’s FICA, social security, withholding tax, or other taxes or withholding for or on behalf of the Consultant. All such costs shall be Consultant’s responsibility.

9.    Upon receipt of itemized vouchers, expense account reports and supporting documents, submitted to 3D Systems in accordance with 3D Systems’ procedures then in effect, 3D Systems shall reimburse Consultant for all reasonable and necessary business expenses incurred ordinarily and necessarily by Consultant in connection with the performance of Consultant’s Services hereunder.

10.    The term of this Agreement shall begin on the Commencement Date and end on March 31, 2024, and may not be earlier terminated by 3D Systems. The parties may extend such term upon mutual agreement.

11.    During the course of the engagement under this Agreement, it is anticipated that the Consultant will learn confidential or proprietary information of 3D Systems. The Consultant agrees to sign a Contractor Confidentiality Agreement, in such form as acceptable to 3D Systems, on the Commencement Date. Any breach of the Confidentiality Agreement is a material breach of this agreement.

12.    Consultant agrees that all right, title and interest in and to any information and items made during the course of this Agreement and/or arising from the Services performed by Consultant, including without limitation, all inventions, designs, drawings, know-how, prototypes, developments, patents, copyrights, trademarks, or trade secrets, (hereinafter referred to as the "Work Product") shall be and hereby are assigned to the 3D Systems as its sole and exclusive property. Upon the 3D Systems’ request Consultant agrees to assist 3D Systems, at 3D Systems’ expense, to obtain any patents, copyrights, or trademarks for the Work Product, including the disclosure of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers which 3D Systems shall deem necessary to apply for and to assign or convey to 3D Systems, its successors and assigns or nominees, the sole and exclusive right, title and interest in the Work Product. The fact that any Work Product is created by Consultant outside of 3D Systems’ facilities or other than during Consultant's working hours with 3D Systems, shall not diminish 3D Systems’ rights with respect to the Work Product.

13.    At the termination of his engagement under this Agreement, Consultant will return to 3D Systems all drawings, specifications, manuals, and other printed or reproduced material (including information stored on machine readable media) provided by 3D Systems to Consultant, and/or which Consultant made or acquired in the performance of his Services under this Agreement, and all copies of such information made by Consultant.

14.    Consultant agrees that during the term of his engagement with 3D Systems, and for a period of one year after the termination thereof, Consultant will not, directly or indirectly, either for his/her own use, or for the benefit of any other person, firm or corporation, divert or take away, or attempt to divert or take away, call on or solicit, any of 3D Systems’ employees or customers.

15.    Consultant’s obligations to 3D Systems under paragraphs 11 and 12 of this Agreement are continuing obligations, and they shall continue in effect beyond the terms of this Agreement, or any earlier termination.

16.    If any provision of this Agreement is determined to be invalid or unenforceable, then, unless the intent of this Agreement would fail, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

17.    The parties acknowledge that this Agreement constitutes a personal contract with Consultant. Consultant may not transfer or assign this Agreement, or any part thereof, without the prior written approval of 3D Systems.

18.    This Agreement has been entered into in the State of South Carolina and all questions with regard to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be governed by the laws of South Carolina.

19.    This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements between the parties regarding the subject matter hereof. This Agreement may be amended only by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and first above written.

3D SYSTEMS CORPORATION            CONSULTANT

By: /s/ Andrew M. Johnson                /s/ Reji Puthenveetil

Name: Andrew M. Johnson                Reji Puthenveetil

Title: EVP, Chief Legal Officer and Secretary